FORM 3
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                                                              OMB APPROVAL
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                                                      OMB Number.......3235-0104
                                                      Expires:  October 31, 2001
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                                                      hours per response.....0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940



(Print or Type Responses)
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1. Name and Address of Reporting Person

   Petrullo, Michael A.
   c/o Kroll Inc.
   900 Third Avenue
   New York, New York  10022


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2. Date of Event Requiring Statement (Month/Day/Year)

   09/20/01

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Kroll Inc. ("KROL")

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [_] Director                          [_] 10% Owner
   [x] Officer (give title below)        [_] Other (specify below)


   Vice President and Controller
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [x] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security              |2. Amount of Securities  |3. Ownership Form:              |4. Nature of Indirect                |
                                  |   Beneficially Owned    |   Direct (D) or Indirect (I)   |   Benefitical Ownership             |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                                  |                         |                                |                                     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                  |                         |                                |                                     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                  |                         |                                |                                     |
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                                  |                         |                                |                                     |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of         |2.Date Exerciseable     |3.Title and Amount of Securities    |4. Conversion  |5.Ownership    |6.Nature of      |
  Derivative       |  and Expiration Date   |  Underlying Derivative Security    |   or Exercise |  Form of      |  Indirect       |
  Security         |  (Month/Day/Year)      |                                    |   Price of    |  Derivative   |  Beneficial     |
                   |------------------------|------------------------------------|   Derivative  |  Security     |  Ownership      |
                   |    Date    | Expiration|      Title     |    Amount or No.  |   Security    |  Direct (D) or|  |or |Ownership |
                   |Exerciseable|    Date   |                |     of Shares     |               |  Indirect (I) |                 |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option       |            |           |                |                   |               |               |                 |
(right to buy)     |immediately | 12/01/07  | Common Stock   |        100        |  $ 17.25      |     D         |                 |
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Stock Option       |            |           |                |                   |               |               |                 |
(right to buy)     |    (1)     | 03/25/09  | Common Stock   |      3,000        |  $ 26.938     |     D         |                 |
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Stock Option       |            |           |                |                   |               |               |                 |
(right to buy)     |    (2)     | 05/12/10  | Common Stock   |      5,000        |  $  6.3750    |     D         |                 |
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Stock Option       |            |           |                |                   |               |               |                 |
(right to buy)     |    (3)     | 05/15/11  | Common Stock   |     25,000        |  $  7.09      |     D         |                 |
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                   |            |           |                |                   |               |               |                 |
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                   |            |           |                |                   |               |               |                 |
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

Explanation of Responses:

(1) The options become exercisable in three equal annual installments, which began on March 25, 2000. The last one-third of the options will become exercisable on March 25, 2002.

(2) The options will become exercisable in four equal installments as follows: one quarter vesting on May 12, 2001, then each of the remaining three quarters on the later to occur of (a) Kroll Inc.'s achieving a minimum stock price of $10, $14 and $18, respectively, for twenty consecutive trading days and (b) May 12, 2001, November 12, 2001 and May 12, 2002, respectively. Notwithstanding this vesting schedule, any unvested options will vest in full on May 12, 2009.

(3) The options will become exercisable in three equal annual installments beginning on May 15, 2002.



                                               /s/ Michael A. Petrullo
                                               --------------------------------
                                               ** Signature of Reporting Person



                                               October 1, 2001
                                               ------------------------
                                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
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